Perspective Therapeutics Presents Updated Interim Data from its Ongoing Phase 1/2a Clinical Trial of [212Pb]VMT-α-NET at the ESMO Congress 2025

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Updated interim results with an additional ~19 weeks of follow-up since the prior update
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[212Pb]VMT-α-NET continues to be well-tolerated
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Objective Response Rate of 44% (7 of 16 patients) in Cohort 2 with SSTR2 expression in all tumors at median follow-up of 41 weeks; 14 of the 16 patients remain free from progression and on study
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Initial efficacy data pending for an additional 23 patients in Cohort 2 and 8 patients in Cohort 3, expected during 2026
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Perspective will hold a conference call on Monday, October 20, 2025 at 8:30 am ET

SEATTLE, October 20, 2025 – Perspective Therapeutics, Inc. ("Perspective" or the "Company") (NYSE AMERICAN: CATX), a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body, announced that updated interim results from its ongoing Phase 1/2a clinical trial (NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs) were presented at the European Society for Medical Oncology (ESMO) Congress 2025 taking place October 17-21, 2025 in Berlin, Germany.

Interim results with a data cut-off date of September 12, 2025 formed the basis of the ESMO presentation. In this analysis, 55 patients across three dose cohorts received at least one treatment of VMT-α-NET. Two patients in Cohort 1 and 23 patients in Cohort 2 were with at least 9 months of follow-up since their initial treatment. Results with a data cut-off date of April 30, 2025 were previously presented at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in May 2025. At ASCO, the Company reported data on 42 patients across two dose cohorts who had received at least one treatment of VMT-α-NET and interim efficacy data for two patients in Cohort 1 and seven patients in Cohort 2.

Safety findings based on 55 patients who received at least one treatment: As of the September 12, 2025 data cut-off date:

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[212Pb]VMT-α-NET continues to be well-tolerated.
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No dose limiting toxicities (DLTs), no treatment-related discontinuations, no Grade 4 or 5 treatment emergent adverse events (TEAEs), no serious renal complications, no clinically significant treatment-related myelosuppression.

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No dysphagia of any grade.
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Grade 3 TEAEs have occurred in 16 patients.
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Serious adverse events were reported in four patients, with none deemed related to study medication.

Anti-tumor activity based on 25 patients with at least 9 months of follow-up since first treatment: As of the September 12, 2025 data cut-off date:

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20 out of the 25 patients (80%) in Cohorts 1 and 2 were without progression.
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Eight patients were observed to have response according to investigator assessed RECIST v1.1, all of which were confirmed and occurred in Cohort 2.
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While all 23 Cohort 2 patients had at least one tumor expressing SSTR2, 16 patients in Cohort 2 had SSTR2 expression in all of their tumors.
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Among the 16 patients with SSTR2 expression in all tumors, seven experienced confirmed response (44%).
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14 out of the 16 patients with SSTR2 expression in all tumors were free from disease progression and remained on study (87.5%) with median follow-up of 41 weeks.
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Initial anti-tumor activity observations for an additional 23 patients in Cohort 2 and eight patients in Cohort 3 are pending presentation at a future medical conference in 2026.

"[212Pb]VMT-α-NET continues to demonstrate durable anti-tumor activity and excellent tolerability, reinforcing its potential as a safe and adaptable treatment option for patients with progressive NETs," said Richard Wahl, Professor of Radiology and Radiation Oncology, Mallinckrodt Institute of Radiology, Siteman Cancer Center, Washington University School of Medicine. “I am eager to continue my participation in the clinical evaluation of [212Pb]VMT-α-NET as a potential new treatment option for my patients.”

Markus Puhlmann, Chief Medical Officer of Perspective, commented, “The interim results presented at ESMO 2025 underscore VMT-α-NET’s compelling overall clinical profile at the 5 mCi dose. This study is generating important learnings for a future registration study at an important juncture of the VMT-α-NET development program, including whether a slightly higher dose or refinement of patient selection criteria may further improve VMT-α-NET’s overall clinical profile. We look forward to learning more about how to best proceed with VMT-α-NET with clinical milestones to come in early- and mid-2026.”

Thijs Spoor, Chief Executive Officer of Perspective, commented, “[212Pb]VMT-α-NET continues to generate remarkable safety data, providing flexibility in dosing as we advance its clinical development. As one of three potential new medicines emerging from our next-generation targeted radiopharmaceutical platform, it exemplifies the strength of our platform. We continue to enhance our operations and infrastructure to support growing patient demand across all our programs.”

Perspective will webcast a conference call on Monday, October 20, 2025 at 8:30 am ET to discuss the data presented at the ESMO Congress 2025. Webcast details are available on the

Events page of the Company's website. Dr. Wahl will participate, along with members of Perspective's management team. A question and answer session will follow the formal presentation.

Updates to Cash Position and Cash Runway

Based on preliminary, unaudited estimates, our cash, cash equivalents and short-term investments balance was approximately $174.1 million as of September 30, 2025.

We expect this balance to be sufficient to fund our current planned operations and capital investments into late 2026.

About [212Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing SSTR2. The Company is conducting a multi-center, open-label, dose-escalation, dose-expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive neuroendocrine tumors who have not received a prior radiopharmaceutical therapy (RPT). Interim update with a data cut-off date of September 12, 2025 was reported at ESMO Congress 2025 in October 2025, including efficacy data in 25 patients with at least nine months of follow-up. Initial efficacy data for an additional 23 patients in Cohort 2 and eight patients in Cohort 3 are pending presentation at a future medical conference during 2026.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are over 170,000 people living with this diagnosis.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; expectations regarding the advancement of and learnings from the Company's clinical development programs, including [212Pb]VMT01 as monotherapy and in combination with immune checkpoint inhibitors in different dosing cohorts; expectations regarding the continued tolerability of [212Pb]VMT-α-NET; expectations regarding the timing of anti-tumor activity observations for additional patients in the study; expectations regarding the potential for [212Pb]VMT-α-NET to be a safe and adaptable treatment option for patients with progressive NETs; expectations regarding dosing and patient selection criteria to improve [212Pb]VMT-α-NET’s overall clinical profile; expectations regarding timing of future clinical milestones; the ability of the Company's proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the opportunity to personalize treatment and optimize patient outcomes using the Company's complementary imaging diagnostics that incorporate the same targeting moieties; the Company's belief that its "theranostic" approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent

Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

1 Wu P, He D, Chang H, Zhang X. Epidemiologic trends of and factors associated with overall survival in patients with neuroendocrine tumors over the last two decades in the USA. Endocr Connect. 2023;12(12):e230331. Published 2023 Nov 23. doi:10.1530/EC-23-0331.